SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

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Filed by the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GENEREX BIOTECHNOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

GENEREX BIOTECHNOLOGY CORPORATION
33 Harbour Square
Suite 202
Toronto, Ontario, Canada M5J 2G2

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, MAY 29, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Generex Biotechnology Corporation ("Generex") that will be held on Tuesday, May 29, 2007, at 10:00 a.m. (local time), at the Terrence Donnelly Centre for Cellular and Biomolecular Research, University of Toronto, 160 College Street, Toronto, Ontario, Canada M5S 3E1, for the following purposes, as set forth in the accompanying proxy statement:

1.	To elect seven directors;

2.	To ratify the appointment of Danziger & Hochman, Chartered Accountants as independent public accountants for the fiscal year ending July 31, 2007; and

3.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

The Board of Directors has established the close of business on April 20, 2007, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. This Notice and the Proxy Statement are first being mailed to stockholders on or about May 5, 2007.

YOU ARE URGED TO REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT AND TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

You may revoke your proxy at any time before it has been voted. You are cordially invited to attend the annual meeting in person if it is convenient for you to do so.

By order of the Board of Directors,

/s/ Rose C. Perri

Rose C. Perri
Secretary

May 4, 2007

GENEREX BIOTECHNOLOGY CORPORATION
33 Harbour Square
Suite 202
Toronto, Ontario, Canada M5J 2G2

PROXY STATEMENT

ABOUT THE 2007 ANNUAL MEETING AND VOTING AT THE MEETING

Why am I being furnished this Proxy Statement?

This Proxy Statement is provided to the stockholders of Generex in connection with the solicitation by our Board of Directors of proxies for use at our annual meeting of stockholders to be held on Tuesday May 29, 2007 at 10:00 a.m. (local time), at the Terrence Donnelly Centre for Cellular and Biomolecular Research, University of Toronto, 160 College Street, Toronto, Ontario, Canada M5S 3E1, and any adjournments or postponements thereof. Generex’s Annual Report to Stockholders in respect of the fiscal year of Generex ended July 31, 2006, including financial statements, accompanies this Notice and Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be regarded as part of the proxy solicitation material.

What are the items of business for the meeting?

The items of business for the meeting are as follows:

•	To elect seven directors;

•	To ratify the appointment of Danziger & Hochman, Chartered Accountants as our independent public accountants for the fiscal year ending July 31, 2007; and

•	To transact such other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting whether or not you attend the meeting in person.

Who is entitled to vote?

You may vote if you owned shares of Generex’s common stock as of the close of business on April 20, 2007, which is the record date. You are entitled to one vote for each share of common stock that you own. As of April 20, 2007, we had 108,247,742shares of common stock outstanding.

How do I vote before the meeting?

If you hold your shares in your own name as the stockholder of record, you may vote by completing, signing and returning the enclosed proxy card. If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares. Certain of these institutions offer telephone and Internet voting. Please refer to the information forwarded by your bank, broker or other nominee to see which options are available to you.

What shares can I vote?

You may vote all shares owned by you as of the close of business on April 20, 2007, the record date. These shares include:

•	Shares held directly in your name as the stockholder of record; and

•
Shares of which you are the beneficial owner but not the stockholder of record (typically referred to as being held in “street name”). These are shares that are held for you through a broker, trustee or other nominee such as a bank.

May I vote at the meeting?

You may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

How do I revoke my proxy?

If you are the stockholder of record, you may revoke your proxy at any time before the polls close at the meeting. You may revoke your proxy by:

•	delivering written notice to our Secretary at our principal executive officers, the address of which is set forth below,

•	delivering a proxy bearing a later date, or

•	attending the annual meeting in person and casting a ballot.

If you hold your shares through an account with a bank or broker, your ability to revoke your proxy depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

Our principal executive officers are located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2, and our telephone number is (416) 364-2551.

What if I return my proxy card but do not provide voting instructions?

Proxy cards that are signed and returned but do not contain instructions will be voted as follows:

•	FOR the election of the nominees for director named on page 4 of this Proxy Statement.

•	FOR the ratification of the appointment of Danziger & Hochman, Chartered Accountants as our independent public accountants for the fiscal year ending July 31, 2007.

•	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the meeting.

What does it mean if I receive more than one proxy card or instruction form?

Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all of your accounts by registering them in the same name, social security number and address.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares.

If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Banks and brokers have the authority under NASDAQ rules to vote shares for which their customers do not provide voting instructions on certain routine matters. The election of directors and the ratification of the appointment of Generex’s independent registered public accounting firm are considered routine matters for which banks and brokers may vote without specific instructions from their customers.

May stockholders ask questions at the meeting?

Yes. Generex representatives will answer stockholders’ questions of general interest at the end of the meeting.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 20, 2007 must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. Shares voted by banks or brokers on behalf of beneficial owners are also counted as present at the meeting. In addition, abstentions and broker non-votes will be counted for purposes of establishing a quorum with respect to any matter properly brought before the meeting.

Broker non-votes occur on a matter when a bank or broker is not permitted under applicable rules and regulations to vote on a matter without instruction from the beneficial owner of the underlying shares and no instruction has been given.

How many votes are needed for each proposal and how are the votes counted?

The seven nominees for director receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality. Because directors are elected by a plurality, abstentions are not taken into account in determining the outcome of election of directors.

The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the meeting will be required for the ratification of the appointment of Danziger & Hochman, Chartered Accountants as our independent public accountants for the current fiscal year. On this proposal, abstentions will be counted as negative votes in the tabulation of the votes cast by stockholders. Broker non-votes will not be counted in the tabulation of the votes cast on the proposal but will be counted for purposes of establishing a quorum.

Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of a majority of the shares of commons stock present in person or by proxy at the meeting in order to be approved. On any such proposal, abstentions will be counted as negative votes in the tabulation of the votes cast by stockholders. Broker non-votes will not be counted in the tabulation of the votes cast on the proposal but will be counted for purposes of establishing a quorum.

How will proxies be voted on other items or matters that properly come before the meeting?

If any other items or matters properly come before the meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

Is Generex aware of any other item of business that will be presented at the meeting?

The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly brought before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Will Generex reimburse any expenses of banks, brokers, nominees and fiduciaries?

All costs and expenses of this solicitation, including the cost of preparing and mailing this proxy statement will be borne by Generex. In addition to the use of the mails, certain directors, officers and regular employees of Generex may solicit proxies personally, or by mail, telephone or otherwise, but such persons will not be compensated for such services. Arrangements will be made with brokerage firms, banks, fiduciaries, voting trustees or other nominees to forward the soliciting materials to each beneficial owner of stock held of record by them, and Generex will reimburse them for their expenses in doing so.

Will the directors be in attendance at the meeting?

We currently expect all of our director nominees to be in attendance at the 2007 Annual Meeting of Stockholders. It has been customary for our directors to attend our annual meetings of stockholders. All of the director nominees attended the last Annual Meeting of Stockholders.

ELECTION OF DIRECTORS
(Proposal 1)

Seven directors are to be elected at the annual meeting of stockholders. All directors will be elected to hold office until the next annual meeting of stockholders following election and until their successors are duly elected and qualified.

The persons named below have been designated by our Board of Directors, including a majority of independent directors, as nominees for election as directors. Except for Ms. Masterson, all nominees currently serve as our directors. The individuals named in the enclosed proxy intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. If you do not wish your shares to be voted for any of the nominees, you may so indicate on the proxy. If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes proposed by the Board of Directors, including a majority of independent directors. At this time, the Board of Directors knows of no reason why any of the nominees might be unavailable to serve.

Name	Age	Position Held with Generex	Director Since
Anna E. Gluskin	55	Chairperson, President, Chief Executive Officer and Director	September 1997
Rose C. Perri	39	Chief Operating Officer, Chief Financial Officer, Treasurer, Secretary and Director	September 1997
Gerald Bernstein, M.D.	73	Director, Vice-President for Medical Affairs	October 2002
John P. Barratt	62	Independent Director	March 2003
Brian T. McGee	46	Independent Director	March 2004
Peter G. Amanatides	43	Independent Director	April 2005
Nola E. Masterson	60	Director Nominee	—

Anna E. Gluskin has served as the President and Chief Executive Officer of Generex since October 1997 and the Chairperson since November 2002. She held comparable positions with Generex Pharmaceuticals Inc. from its formation in 1995 until its acquisition by Generex in October 1997.

Rose C. Perri has served as Treasurer and Secretary of Generex since October 1997, and as Chief Operating Officer since August 1998. She served as Acting Chief Financial Officer from November 2002 until April 2005 when she was appointed Chief Financial Officer. She was an officer of Generex Pharmaceuticals Inc. from its formation in 1995 until its acquisition by Generex in October 1997.

Gerald Bernstein, M.D. has served as Vice President of Generex since October 1, 2001. Dr. Bernstein acts as a key liaison for Generex on medical and scientific affairs to the medical, scientific and financial communities and consults with Generex under a consulting agreement on research and medical affairs and on development activities. Dr. Bernstein has been an associate clinical professor at the Albert Einstein College of Medicine in New York and an attending physician at Beth Israel Medical Center, Lenox Hill Hospital and Montefore Medical Center, all in New York, since 1999. He was president of the American Diabetes Association from 1997 to 1998.

John P. Barratt is currently a member of the Generex Audit Committee. Mr. Barratt currently serves as the Board Liaison Officer of The Caldwell Partners International, a role he commenced in July 2006. From April 2005 to July 2006, Mr. Barratt served as Chief Operating Officer of The Caldwell Partners International. The Caldwell Partners International is a Canadian-based human capital professional services company. Mr. Barratt from January 2002 until February 2007 served as the court-appointed Responsible Person and Liquidation Manager of Beyond.com Corporation, Debtor-in-Possession, a U.S. Chapter 11 Bankruptcy case, in which capacity Mr. Barratt reported to the bankruptcy court and to the U.S. Trustee’s Office. From September 2000 to January 2002, Mr. Barratt acted in the capacity of Chief Operating Officer of Beyond.com

Corporation, an electronic fulfillment provider. Between 1996 and 2000, Mr. Barratt was partner-in-residence with the Quorum Group of Companies, an international investment partnership specializing in providing debt and/or equity capital coupled with strategic direction to emerging technology companies. Between 1988 and 1995, Mr. Barratt held a number of positions with Coscan Development Corporation, a real estate development company, the last position of which was Executive Vice-President and Chief Operating Officer. Mr. Barratt currently serves on a number of Boards of Directors, including Brascade Corporation and BAM Split Corporation, and is a member of the Board of Directors and Chairman of the Risk Policy Committee of the Bank of China (Canada). Mr. Barratt also serves on the Advisory Boards of the following Brascan SoundVest funds: Diversified Income Fund, Total Return Fund, Rising Distribution Split Trust and Focused Business Trust. In addition, Mr. Barratt is also a member of the Advisory Board of the Brascan Adjustable Rate Trust I and Crystal Fountains Inc.

Brian T. McGee is currently the Chairman of the Generex Audit Committee. Mr. McGee has been a partner of Zeifman & Company, LLP ("Zeifman") since 1995. Mr. McGee began working at Zeifman shortly after receiving a B.A. degree in Commerce from the University of Toronto in 1985. Zeifman is a Chartered Accounting firm based in Toronto, Ontario. A significant element of Zeifman's business is public corporation accounting and auditing. Mr. McGee is a Chartered Accountant. Throughout his career, Mr. McGee has focused on, among other areas, public corporation accounting and auditing. In 1992, Mr. McGee completed courses focused on International Taxation and Corporation Reorganizations at the Canadian Institute of Chartered Accountants and in 2003, Mr. McGee completed corporate governance courses on compensation and audit committees at Harvard Business School. In April 2004 Mr. McGee received his CPA designation from The American Institute of Certified Public Accountants.

Peter G. Amanatides is currently the Chairman of the Generex Regulatory Compliance Committee and a member of the Generex Compensation Committee. Mr. Amanatides has been working in the pharmaceutical and biotechnology industry since 1988. Since November 2004, Mr. Amanatides has been President and Chief Operating Officer of Pharmalogika, Inc., a North Carolina-based service provider for the pharmaceutical and biotechnology industry. Since April 2002, Mr. Amanatides has held the positions of Director and Vice President within the Quality Organization for DSM Pharmaceuticals and DSM Biologics, both divisions of DSM Pharmaceutical Products, Inc. From February 1999 to April 2002, Mr. Amanatides served as Director of Quality Systems for Celera Genomics, a division of Applied Biosystems involved in genomics and pharmaceutical discovery. Mr. Amanatides received a B.S. degree in biology from Regents College, Albany, New York and a M.S. degree in Biotechnology and Molecular Biology from Hood College, Frederick, Maryland. Mr. Amanatides has also held ASQ Certification as a certified Quality Manager.

Nola E. Masterson is a director nominee and will stand for election at the annual meeting. Since 1982, she has been the chief executive officer of Science Futures Inc., an investment and advisory firm. Ms. Masterson is currently Managing Member and General Partner of Science Futures LLC, I, II and III, which are venture capital funds invested in life science funds and companies. She also serves as a Senior Advisor to TVM Techno Venture Management, an international venture capital company, and as a member of the Board of Directors of Repros Therapeutics Inc., a development stage biopharmaceutical company formerly known as Zonagen, Inc. (currently trading on The NASDAQ Global Market under the symbol “RPRX”). Ms. Masterson was the first biotechnology analyst on Wall Street, working with Drexel Burnham Lambert and Merrill Lynch, and is a co-founder of Sequenom, Inc., a genetic analysis company located in San Diego and Hamburg, Germany. She also started the BioTech Meeting in Laguna Nigel, CA, the annual Biopharmaceutical Conference in Europe, and was nominated to the 100 Irish American Business List in 2003. Ms. Masterson began her career at Ames Company, a division of Bayer, and spent eight years at Millipore Corporation in sales and sales management. Ms. Masterson has 31 years of experience in the life science industry. She received her Masters in Biological Sciences from George Washington University, and continued Ph.D. work at the University of Florida. .

There are no family relationships among our officers and directors.

Two of our current directors, Mindy J. Allport-Settle and David E. Wires, have elected not to stand for re-election to the Board of Directors at the annual meeting.

NASDAQ Marketplace Rule 4350(c) requires that a majority of the Board of Directors be comprised of independent directors as defined in NASDAQ Marketplace Rule 4200(a)(15). The Board of Directors has determined that certain of our current directors, Messrs. Barratt, McGee, Amanatides, Wires and Ms. Allport-Settle, are independent under NASDAQ Marketplace Rules 4200(a)(15) and 4350(c). Accordingly, a majority of our current directors meet the definition of independence under the NASDAQ Capital Market listing requirements. The Board of Directors also has determined that Ms. Masterson will be independent under applicable NASDAQ Marketplace Rules upon her election as a director. Therefore, we expect that a majority of the seven directors elected at the annual meeting will be independent under applicable NASDAQ standards. In addition, we continue to evaluate additional candidates for independent directors. In accordance with our Bylaws, the Board of Directors is permitted to increase the number of directors and to fill the vacancies created by the increase until the next annual meeting of stockholders.

The Board of Directors unanimously recommends that stockholders vote
FOR Proposal 1, approving the election of the above-named nominees.

RATIFICATION OF THE APPOINTMENT OF
DANZIGER & HOCHMAN, CHARTERED ACCOUNTANTS
AS GENEREX’S INDEPENDENT PUBLIC ACCOUNTANTS
(Proposal 2)

The Audit Committee of the Board of Directors has selected Danziger & Hochman, Chartered Accountants as the independent public accountants to examine the financial statements of Generex and its subsidiaries for the year ending July 31, 2007. The Board of Directors has concurred in the Audit Committee’s selection and is presenting the matter to the stockholders for ratification at the annual meeting. Danziger & Hochman have provided such services since their engagement on February 1, 2006. BDO Dunwoody LLP provided such services for the fiscal year ended July 31, 2005.

Representatives of Danziger & Hochman are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Danziger & Hochman as our independent auditors is not required by our Bylaws or otherwise. However, we are submitting the selection of Danziger & Hochman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Danziger & Hochman. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of us and our stockholders.

The Board of Directors unanimously recommends that stockholders vote
FOR Proposal 2, ratifying the appointment of Danziger & Hochman as Generex’s independent public accountants for the fiscal year ending July 31, 2007.

AUDIT MATTERS

Changes in Independent Public Accountants

On January 6, 2006, BDO Dunwoody LLP (“BDO”) resigned as our auditor. BDO’s reports on our financial statements for the fiscal years ended July 31, 2004 and July 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that BDO’s report on our financial statements for the fiscal year ended July 31, 2005 did contain a going concern note.

During our fiscal years ended July 31, 2004 and 2005 and the interim period through January 6, 2006, we had no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter of the disagreement in connection with its reports for such periods, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K; however, in connection with our un-audited interim financial statements for the second quarter ended January 31, 2004, we drafted a letter dated February 17, 2004 to the Office of Chief Accountant of the U.S. Securities and Exchange Commission regarding proper accounting treatment in respect of certain employee stock options. BDO made our Audit Committee aware of the matter. We, with the agreement of BDO, subsequently recorded the options in accordance with the interpretation supplied by the Office of Chief Accountant.

A copy of a letter addressed to the Securities and Exchange Commission, or SEC, from BDO regarding its agreement to the above statements relating to its resignation was included as Exhibit 16.1 to our Form 8-K filed with the SEC on January 12, 2006.

On February 1, 2006, we engaged Danziger & Hochman as our independent auditors for the fiscal year ending July 31, 2006. During our fiscal years ended July 31, 2004 and July 31, 2005, and the interim period through February 1, 2006, we had no consultations with Danziger & Hochman concerning: (a) the application of accounting principles to a specific transaction or the type of opinion that might be rendered on our financial statements as to which we received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any disagreements, as defined in Item 304(a)(1)(iv) of Regulation S-K. The appointment of Danziger & Hochman as independent public accountants on February 1, 2006 was unanimously approved by the Audit Committee of our Board of Directors.

Fees Paid to Generex’s Independent Public Accountants

Danziger & Hochman has served as our independent auditors since February 1, 2006. The appointment of Danziger & Hochman as independent public accountants was unanimously approved by the Audit Committee of our Board of Directors. BDO served as our independent auditors from July 1, 2003 until its resignation on January 6, 2006.

The following table sets forth the aggregate fees paid by Generex for the fiscal years ended July 31, 2005 and July 31, 2006 to our independent auditors:

	Fiscal Year Ended July 31, 2005		Fiscal Year Ended July 31, 2006
Audit Fees	$291,390(1)		$184,082(2)
Audit-Related Fees	$0		$145,860(3)
Tax Fees	$0		$0
All Other Fees	$0	(4)	$0(4)

(1)	Represents charges of BDO, Generex's auditor for fiscal year ended July 31, 2005.
(2)	Represents charges of Danziger & Hochman, Generex's auditor and charges of BDO, Generex’s prior auditor for fiscal year ended July 31, 2006.
(3)	Represents charges of Danziger & Hochman, Generex's auditor in fiscal year ended July 31, 2006 for internal controls testing relating to Section 404 of the Sarbanes-Oxley Act of 2002.
(4)	Neither BDO nor Danziger & Hochman billed amounts for any other services.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that Generex’s independent auditor is permitted to perform for Generex under applicable federal securities regulations. As permitted by the applicable regulations, the Audit Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

The pre-approval policy was implemented effective as of October 30, 2003. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance. All engagements of the independent auditor to perform any audit services and non-audit services prior to the date the pre-approval policy was implemented were approved by the Audit Committee in accordance with its normal functions.

Report of the Audit Committee

The Audit Committee reviewed and discussed Generex's audited financial statements for the fiscal year ended July 31, 2006 with management. The Audit Committee discussed with Danziger & Hochman, Charter Accountants, Generex's independent public accountants for the fiscal year ended July 31, 2006, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified. The Audit Committee received the written disclosures and the letter from Danziger & Hochman required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with Danziger & Hochman its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Generex's Annual Report on Form 10-K for the fiscal year ended July 31, 2006 for filing with the SEC.

Submitted by the Audit Committee

Brian T. McGee (Chairman)
John P. Barratt
Mindy J. Allport-Settle

The foregoing Report of the Audit Committee shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of Generex's previous or future filings with the SEC, except as otherwise explicitly specified by Generex in any such filing.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The business affairs of Generex are managed under the direction of our Board of Directors. During the fiscal year ended July 31, 2006, our Board of Directors held four meetings and took action by unanimous consent four times. During the fiscal year ended July 31, 2006, all of the directors attended all of the Board of Directors meetings that were held.

During fiscal year 2006, the Board of Directors consisted of seven members. In May 2006, the number of directors increased to eight with the election of David Wires to the Board at the annual stockholders meeting. A majority of the current directors as of this date meet the definition of independence under the NASDAQ Capital Market listing requirements. Generex continues to evaluate additional candidates for independent directors. In accordance with the Bylaws of Generex, the Board of Directors is permitted to increase the number of directors and to fill the vacancies created by the increase until the next annual meeting of stockholders.

The Board of Directors has established a standing Audit Committee and a standing Compensation Committee. The Board does not currently have a standing Nominating Committee.

The Audit Committee, which was established on March 1, 2000, met four times during the fiscal year ended July 31, 2006. The Audit Committee reviews and discusses with Generex's management and its independent auditors the audited and unaudited financial statements contained in Generex's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, respectively. Although Generex's management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures, the Audit Committee reviews and discusses the reporting process with management on a regular basis. The Audit Committee also discusses with the independent auditor their judgments as to the quality of Generex's accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of disclosures in the financial statements as well as such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has adopted a written charter, which was amended on October 30, 2003 and, as amended, is reproduced as Appendix A to Generex's Proxy Statement filed with the SEC on January 23, 2004. The Audit Committee Charter is also available on Generex's website-www.generex.com.

During fiscal 2006, the Audit Committee was composed of Brian T. McGee, who serves as the chairman, John P. Barratt and Mindy J. Allport-Settle. All members of the Audit Committee satisfy the independence requirements under NASDAQ rules for audit committee members. Members of the Audit Committee also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Generex or any of its subsidiaries other than their directors’ compensation. All of the members of the Audit Committee attended all of the meetings that they were eligible to attend.

The Compensation Committee was formed on July 30, 2001 and met two times during the fiscal year ended July 31, 2006. The Compensation Committee was formed to set policies for compensation of the Chief Executive Officer and the other executive officers of Generex. The Compensation Committee periodically compares Generex's executive compensation levels with those of companies with which Generex believes that it competes for attraction and retention of senior caliber personnel. Under NASDAQ rules effective as of the date of the annual meeting, the Compensation Committee will either determine or recommend to the Board of Directors the compensation of all executive officers.

The Compensation Committee currently consists of three non-employee directors: Ms. Allport-Settle, Peter G. Amanatides and David Wires. Ms. Allport-Settle is currently the Chairwoman of the Compensation Committee. All of the members of the Compensation Committee attended all of the meetings of the Compensation Committee.

None of the members of the Compensation Committee has previously served at any time as an officer or employee of Generex or any of its subsidiaries. Ms. Allport-Settle has had no relationship with Generex that is required to be disclosed under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. During our last fiscal year and our current fiscal year, we paid consulting fees to PharmaLogika, Inc., a private consulting firm in the pharmaceuticals regulatory field for which Mr. Amanatides serves as the Senior Vice-President & Chief Operating Officer, and we paid legal fees to Wires Jolley LLP, a law firm in which Mr. Wires is a partner. See “Compensation Committee Interlocks and Insider Participation” below for a description of our relationship with, and the fees paid to, PharmaLogika and Wires Jolley.

No executive officer of Generex has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a director of Generex (excluding entities that are wholly owned by one or more of the executive officers).

Generex amended its Audit Committee Charter on October 30, 2003. The Audit Committee Charter, the Compensation Committee Charter and the Generex Code of Ethics have been posted on Generex’s Internet website - www.generex.com.

Nomination of Directors

Generex currently does not have a nominating committee.  Nominations for the election of directors at annual meetings have generally been handled by the full Board of Directors, which to date has never exceeded eight members. Five of our current eight directors are independent, and four of the seven director nominees are independent. Currently, future candidates for director are either (i) recommended by a majority of the independent directors for selection by the Board of Directors or (ii) discussed by the full Board of Directors and approved for nomination by the affirmative vote of a majority of the Board of Directors, including the affirmative vote of a majority of the independent directors, as required by NASDAQ rules.

As a small company, we have has generally used an informal process to identify and evaluate director candidates. Although we believe that identifying and nominating highly skilled and experienced director candidates is critical to the company’s future, we have not engaged, nor do we believe that it is necessary at this time to engage, any third party to assist it in identifying director candidates. We have encouraged both independent directors and employee directors to identify nominees for the Board of Directors. We believe that as a result, our Board is presented with a more diverse and experienced group of candidates for discussion and consideration.

During the evaluation process, the Board seeks to identify director candidates with the highest personal and professional ethics, integrity and values. The Board seeks candidates with diverse experience in business, finance, pharmaceutical and regulatory matters, and other matters relevant to a company such as Generex. Additionally, we require that director nominees have sufficient time to devote to the company’s affairs.

Director Nominations by Stockholders

Generex will consider candidates that are put forward by its stockholders. The name, together with the business experience and other relevant background information of a candidate, should be sent to Mark Fletcher, the Executive Vice-President and General Counsel of Generex, at Generex’s principal executive offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2. Mr. Fletcher will then submit such information to the independent directors for their review and consideration. The process for determining whether to nominate a director candidate put forth by a stockholder is the same as that used for reviewing candidates submitted by directors. Other than candidates submitted by its directors and executive officers, Generex has never received a proposed candidate for nomination from any large long-term stockholder.

Any stockholder entitled to vote for the election of directors may nominate a person for election to the Board of Directors at the annual meeting. Any stockholder wishing to do so must submit a notice of such nomination in writing to the Secretary of Generex at Generex's principal offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2 not less than 60 nor more than 90 days prior to the annual meeting. In the event that less than 70 days notice or prior disclosure of the date of the meeting is given or made to stockholders, notice of nomination by a stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The stockholder's notice of nomination must provide information about both the nominee and the nominating stockholder, as required by Generex's Amended and Restated Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to Mr. Fletcher, at Generex’s principal executive offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2.

Communications with Directors

Interested parties who wish to make any concerns known to non-management directors may submit communications at any time in writing to: Mark Fletcher, Executive Vice-President and General Counsel, Generex Biotechnology Corporation, 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2. The General Counsel will determine, in his good faith judgment, which communications will be relayed to the non-management directors.

COMPENSATION MATTERS

Report of the Compensation Committee on Executive Compensation

Compensation Philosophy. The goals of Generex's compensation program are to attract and retain talented executives, to motivate these executives to achieve Generex's business goals, to align executive and stockholder interests and to recognize individual contributions as well as overall business results.

The key elements of Generex's executive compensation are base salary, cash bonuses, stock bonuses and stock options. While the elements of compensation are considered separately, the Compensation Committee ultimately looks to the value of the total compensation package provided by Generex to the individual executive.

Base Salaries. Prior to 2001, Generex historically paid very modest base salaries to its executive officers, relying on option grants to supplement the low base salaries. The Compensation Committee implemented increases for fiscal 2002 to bring the base salaries of Generex's executives in line with base salaries of Generex's principal competitors. In fiscal 2005, the Compensation Committee again reviewed salaries for its executive officers and recommended increases, which the full Board of Directors adopted, effective as of August 1, 2004, to bring the base salaries of such executives in line with base salaries of our principal competitors. Ms. Gluskin’s annual base salary was increased from $350,000 to $425,000; Ms. Perri’s annual base salary was increased from $295,000 to $325,000; and Mr. Fletcher’s annual base salary was increased from $130,000 to $250,000. These were the first salary adjustments for Ms. Gluskin and Ms. Perri since August 1, 2002 and for Mr. Fletcher since April 1, 2003. In each of fiscal 2005 and 2006, the current salaries for each of Ms. Gluskin, Ms. Perri and Mr. Fletcher were maintained.

Cash Bonuses. In 2002, the Compensation Committee adopted performance objectives for determining bonuses of executive officers on a going forward basis. Executive officer bonuses were, and continue to be, based on the executive's position within Generex, Generex's attainment of the objectives and individual contributions to the attainment of the objectives. In fiscal 2006, the Committee decided to continue its plan, which was developed in fiscal 2004, to tie potential executive bonuses to measurable and realistic milestones. The Compensation Committee meets each year to determine such year's bonuses. Generex achieved a number of its objectives during fiscal 2006, including raising significant additional capital to fund the company’s clinical and regulatory and research and development programs, completing the transfer of technology to PharmaBRAND, S.A. in Quito, Ecuador and the consequent commencement of commercial production of Generex Oral-lyn™, the initiation of a Generex Oral-lyn™ study in juveniles, completion of a Pre-New Drug Submission meeting with Health Canada in respect of Generex Oral-lyn™, completion of a Pre-Investigational New Drug meeting with the FDA in respect of Antigen Express’s application of its technology in the development of an avian influenza vaccine, the establishment of a research and development collaboration with Fertin Pharma in respect of metformin gum, the initiation of a metformin gum pilot study, the engagement of Cardinal Health to manufacture Generex Oral-lyn™ for the completion of clinical trials, the achievement of compliance with Section 404 of the Sarbanes-Oxley Act, the grant of several new patents to augment intellectual property protection of the company’s proprietary drug delivery technologies, the presentation of the company’s clinical data at important international scientific symposia, and the successful resolution of the Sands litigation. In consideration of the achievement of the foregoing objectives, the Compensation Committee determined that it was appropriate to award bonuses for fiscal 2006. On September 8, 2006, our full Board of Directors awarded bonuses to certain of Generex’ executive officers as follows: Ms. Gluskin - $206,125; Ms. Perri - $157,625; and Mr. Fletcher - $121,250. Each bonus was payable, at each recipient’s discretion, in cash, in shares of Generex’s common stock, or a combination thereof, provided that (i) the number of shares, if any, were determined based on the average closing price of Generex’s common stock on the NASDAQ Capital Market for the 30 successive trading days ended September 7, 2006 ($1.45), and (ii) to the extent not paid on or before October 20, 2006, any unpaid portions thereof would be irrevocably forfeited. The bonuses were paid in cash prior to October 20, 2006.

On December 9, 2005, our Board of Directors also approved a one-time recompense payment in the aggregate amount of $1,000,000 for each of Ms. Gluskin and Ms. Perri in recognition of Generex’s failure to remunerate each of Ms. Gluskin and Ms. Perri in each of the fiscal years ended July 31, 1998, 1999, 2000 and 2001 in a fair and reasonable manner commensurate with comparable industry standards and Ms. Gluskin’s and Ms. Perri’s duties, responsibilities and performance during such years. The payment of such amount to each of Ms. Gluskin and Ms. Perri will be made (a) in cash at such time or times and in such amounts as determined solely by Ms. Gluskin or Ms. Perri, as applicable, and/or (b) in shares of our common stock at such time or times as determined by Ms. Gluskin or Ms. Perri, as applicable, provided that the conversion price for any such shares shall be equal to the average closing price of our common stock on the NASDAQ Capital Market for the 20 successive trading days immediately preceding, but not including, December 9, 2005 ($0.95).

Stock Options/Long-Term Incentives. The purpose of stock option grants is to provide an additional incentive to Generex employees, including executive officers, to contribute materially to the growth of Generex. Stock options are granted to align the interests of the recipients with the interests of stockholders. Pursuant to the terms of Dr. Bernstein’s employment agreement with Generex in respect of the contract year ending March 31, 2006, Generex issued Dr. Bernstein a warrant to purchase 50,000 shares of Generex common stock on April 17, 2006 with an exercise price of $2.66 per share, which represented the average closing price of the common stock on the NASDAQ Capital Market for the five trading days ending April 17, 2006. Pursuant to the terms of Dr. Bernstein’s employment agreement with Generex in respect of the contract year ending March 31, 2007, Generex issued Dr. Bernstein a warrant to purchase 50,000 shares of Generex common stock with an exercise price equal to the closing price of the common stock on the NASDAQ Capital Market on March 5, 2007 ($1.71).

Chief Executive Officer Compensation for Fiscal 2006. Ms. Gluskin's compensation for the fiscal year ended July 31, 2006 was determined in accordance with the compensation policies described above. Ms. Gluskin was paid an annual base salary of approximately $425,000, which the Committee deemed appropriate compensation, and received a bonus of $206,125 which was paid in cash. In determining Ms. Gluskin’s compensation for fiscal 2006, the Committee considered the base salaries of chief executive officers of our competitors. In addition, the Committee determined that Ms. Gluskin was instrumental in our achievement of numerous objectives during fiscal 2006, including raising significant additional capital to fund the company’s clinical and regulatory and research and development programs, completing the transfer of technology to PharmaBRAND, S.A. in Quito, Ecuador and the consequent commencement of commercial production of Generex Oral-lyn,™ the initiation of a Generex Oral-lyn™ study in juveniles, completion of a Pre-New Drug Submission meeting with Health Canada in respect of Generex Oral-lyn™, completion of a Pre-Investigational New Drug meeting with the FDA in respect of t Antigen Express’s application of its technology in the development of an avian influenza vaccine, the establishment of a research and development collaboration with Fertin Pharma in respect of metformin gum, the initiation of a metformin gum pilot study, the engagement of Cardinal Health to manufacture Generex Oral-lyn for the completion of clinical trials, the achievement of compliance with Section 404 of the Sarbanes-Oxley Act, the grant of several new patents to augment intellectual property protection of the company’s proprietary drug delivery technologies, the presentation of the company’s clinical data at important international scientific symposia, and the successful resolution of the Sands litigation. In light of such determinations, the compensation paid to Ms. Gluskin for fiscal 2006 was considered to give appropriate incentive to Ms. Gluskin to continue to promote the strategic objectives of Generex and to enhance stockholder value.

Submitted by the Compensation Committee

Mindy J. Allport-Settle (Chairwoman)
Brian T. McGee
Peter G. Amanatides

The foregoing Report of the Compensation Committee on Executive Compensation and the Performance Graph on page 19 shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of Generex's previous or future filings with the SEC, except as otherwise explicitly specified by Generex in any such filing.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of three non-employee directors: Mindy J. Allport-Settle, Peter G. Amanatides and David Wires. None of the members of the Compensation Committee has previously served as an officer or employee of Generex or any of its subsidiaries at any time. Ms. Allport-Settle has had no relationship with Generex that is required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. Ms. Allport-Settle will not stand for re-election at the annual meeting.

Mr. Wires is a partner in the firm of Wires Jolley LLP. Wires Jolley represents us in various matters. During fiscal 2006, we paid approximately $85,000 in fees to Wires Jolley. We continue to use Wires Jolley and expect to pay legal fees in similar amounts to the firm in fiscal 2007. Mr. Wires will not stand for re-election at the annual meeting.

Mr. Amanatides is the Senior Vice-President & Chief Operating Officer of PharmaLogika, Inc., a private consulting firm in the pharmaceuticals regulatory field. During fiscal year 2006, we paid $150,000 in fees to PharmaLogika for services rendered. Subsequently, in the fiscal year 2007, we paid an additional $100,000 in fees to PharmaLogika for services rendered and owe a balance of $50,000. We do not expect to pay any further fees to PharmaLogika going forward. Mr. Amanatides is neither a director nor a shareholder of PharmaLogika.

No executive officer of Generex has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a director of Generex (excluding entities that are wholly owned by one or more of the executive officers).

New SEC Rules for Disclosure of Executive Officer Compensation

The SEC adopted amendments to the executive officer and director compensation disclosure rules in 2006. These rules will require, among other things, new tabular and narrative disclosure about executive officer and director compensation. These rules became effective for company filings containing disclosures for fiscal years ending on or after December 15, 2006. Accordingly, we are not required to comply with these new SEC rules in this Proxy Statement and are complying with the rules in effect prior to these amendments.

Compensation of Executive Officers

The following table sets forth, for Generex's last three fiscal years, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the three most highly compensated executive and non-executive officers of Generex, other than the CEO, whose salary and bonus payments exceeded $100,000 for the fiscal year ended July 31, 2006.

Summary Compensation Table

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
					AWARDS		PAYOUTS
Name and Principal Position	Year Ended July 31	Salary ($) (2)	Bonus ($)	Other Annual Com-pensa-tion	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts	All Other Compensation ($)
Anna E. Gluskin (1), President and Chief Executive Officer	2006 2005 2004	425,000 425,000(5) 350,000	206,125(3) 500,000(6) 0	* * *	0 0 0	0 250,000(7) 100,000(8)	0 0 0	1,000,000(4) 0 0
Rose C. Perri (1), Chief Operating Officer, Chief Financial Officer, Treasure and Secretary	2006 2005 2004	325,000 325,000(9) 295,000	157,625(3) 250,000(10) 0	* * *	0 0 0	0 250,000(7) 100,000(8)	0 0 0	1,000,000(4) 0 0
Mark Fletcher, Executive Vice President and General Counsel	2006 2005 2004	250,000 250,000(11) 100,000	121,250(3) 200,000(12) 30,000(13)	* * *	0 0 0	0 250,000(7) 0	0 0 0	0 0 0
Gerald Bernstein, M.D. Vice President, Medical Affairs	2006 2005 2004	200,000 200,000(14) 150,000	0 0 30,000(15)	* * *	0 0 0	50,000(16) 100,000(17) 0	0 0 0	0 0 0

*	Perquisites and other personal benefits, securities or other property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(1)
Portions of the cash compensation paid to Ms. Gluskin and Ms. Perri are attributable to amounts paid indirectly through a management services agreement with a corporation of which, at July 31, 2006, Ms. Gluskin and Ms. Perri were equal owners.

(2)
Cash compensation is stated in the table in U.S. dollars. To the extent any cash compensation was paid in Canadian dollars, it has been converted into U.S. dollars based on the weighted average Canadian/U.S. dollar exchange rate for the years ended July 31, 2006, 2005 and 2004, respectively.

(3)
The bonuses awarded to each of Ms. Gluskin, Ms. Perri and Mr. Fletcher on September 8, 2006 were in respect of Generex’s fiscal year ended July 31, 2006. Each bonus was payable, at each recipient’s discretion, in cash, in shares of Generex’s common stock, or a combination thereof, provided that (i) the number of shares, if any, were determined based on the average closing price of Generex’s common stock on the NASDAQ Capital Market for the 30 successive trading days ended September 7, 2006 ($1.45), and (ii) to the extent not paid on or before October 20, 2006, any unpaid portions thereof would be irrevocably forfeited. The bonuses were paid in cash prior to October 20, 2006.

(4)
On December 9, 2005, the Board of Directors approved a one-time recompense payment in the aggregate amount of $1,000,000 for each of Ms. Gluskin and Ms. Perri in recognition of Generex’s failure to remunerate each of Ms. Gluskin and Ms. Perri in each of the fiscal years ended July 31, 1998, 1999, 2000 and 2001 in a fair and reasonable manner commensurate with comparable industry standards and Ms. Gluskin and Ms. Perri’s duties, responsibilities and performance during such years. Such amounts were payable (i) in cash at such time or times and in such amounts as determined solely by Ms. Gluskin or Ms. Perri, as applicable, and/or (ii) in shares of Generex’s common stock at such time or such times as determined by Ms. Gluskin or Ms. Perri, as applicable, provided that the conversion price for any such shares was equal to the average closing price of Generex’s common stock on the NASDAQ Capital Market for the 20 successive trading days immediately preceding, but not including, December 9, 2005 ($0.95). The amounts were not paid as of April 20, 2007 with the exception of $415,742.30 that was used by Ms. Perri to repay Note Receivable, Due from Related Party. The amount was due from EBI, Inc., a shareholder of the Company that is controlled by the estate of the Company’s former Chairman of the Board, Mark Perri. The note was not interest bearing, unsecured and did not have any fixed terms of repayment. The note was extended to EBI, Inc. in May 1997.

(5)
On April 5, 2005, the Board of Directors approved the increase in Ms. Gluskin’s annual base salary, which was effective as of August 1, 2004. The retroactive salary adjustment and unpaid salary amounts accrued through March 31, 2005 ($168,578) were satisfied by the issuance under the Generex Biotechnology Corporation 2001 Stock Option Plan, as amended (the “2001 Plan”), of stock options to purchase 301,032 shares of common stock at the exercise price of $0.001 per share. The number of shares was calculated using the closing price of the common stock on the NASDAQ Capital Market on April 4, 2005 ($0.56 per share).

(6)
The bonus awarded to Ms. Gluskin on April 5, 2005 was in the form of stock options to purchase 819,672 shares of common stock at the exercise price of $0.001 per share. The options were granted under the 2001 Plan. The number of shares awarded was calculated using the closing price of the common stock on The NASDAQ Capital Market on December 13, 2004 ($0.61 per share).

(7)
These options were granted under the 2001 Plan on April 5, 2005 with an effective date as of December 13, 2004 and an exercise price of $0.61 per share, which represents the closing price of the common stock on The NASDAQ Capital Market on December 13, 2004.

(8)	These options were granted under the 2001 Plan on November 18, 2003 with an effective date as of November 18, 2003.

(9)
On April 5, 2005, the Board of Directors approved the increase in Ms. Perri’s annual base salary, which was effective as of August 1, 2004. The retroactive salary adjustment and unpaid salary amounts accrued through March 31, 2005 ($93,473) were satisfied by the issuance under the 2001 Plan of stock options to purchase 166,916 shares of common stock at the exercise price of $0.001 per share. The number of shares was calculated using the closing price of the common stock on The NASDAQ Capital Market on April 4, 2005 ($0.56 per share).

(10)
The bonus awarded to Ms. Perri on April 5, 2005 was in the form of stock options to purchase 409,836 shares of common stock at the exercise price of $0.001 per share. The options were granted under the 2001 Plan. The number of shares awarded was calculated using the closing price of the common stock on The NASDAQ Capital Market on December 13, 2004 ($0.61 per share).

(11)
On April 5, 2005, the Board of Directors approved the increase in Mr. Fletcher’s annual base salary, which was effective as of August 1, 2004. The retroactive salary adjustment accrued through March 31, 2005 ($80,000) was satisfied by the issuance under the 2001 Plan of stock options to purchase 142,857 shares of common stock at the exercise price of $0.001 per share. The number of shares was calculated using the closing price of the common stock on The NASDAQ Capital Market on April 4, 2005 ($0.56 per share).

(12)
The bonus awarded to Mr. Fletcher on April 5, 2005 was in the form of stock options to purchase 327,869 shares of common stock at the exercise price of $0.001 per share. The options were granted under the 2001 Plan. The number of shares awarded was calculated using the closing price of the common stock on The NASDAQ Capital Market on December 13, 2004 ($0.61 per share). This bonus includes the $30,000 annual guaranteed bonus specified under Mr. Fletcher’s contract.

(13)	Mr. Fletcher's employment agreement guaranteed him a bonus of $30,000 annually, payable in quarterly installments. This bonus was eliminated effective April 5, 2005.

(14)
On April 5, 2005, in connection with the amendment of Dr. Bernstein’s employment agreement with Generex, the Board of Directors approved the increase in Dr. Bernstein’s annual base salary to $200,000 effective as of April 1, 2005. With the increase in his annual base salary, the annual bonus of $30,000 under Dr. Bernstein’s employment agreement was eliminated.

(15)
Dr. Bernstein’s employment agreement guaranteed him a bonus of $30,000 annually, payable monthly. This bonus was eliminated effective April 5, 2005 in connection with the amendment of Dr. Bernstein’s employment agreement.

(16)
Pursuant to the terms of his employment agreement with Generex in respect of contract year ending March 31, 2006, a warrant to purchase 50,000 shares of Generex common stock was granted to Dr. Bernstein on April 17, 2006 with an exercise price of $2.66 per share, which represented the average of the closing prices of the common stock on the NASDAQ Capital Market for the five trading days ending April 17, 2006.

(17)
Pursuant to the terms of his employment agreement with Generex in respect of contract years ending March 31, 2004 and 2005, these options were granted to Dr. Bernstein under the 2001 Plan on April 5, 2005 with an effective date as of December 13, 2004 and an exercise price of $0.61 per share, which represents the closing price of the common stock on The NASDAQ Capital Market on December 13, 2004.

Option Exercises in 2006 Fiscal Year and Fiscal Year End Option Values

No options were exercised by the CEO or the named executive officers during the fiscal year ended July 31, 2006. The following table provides information relating to the number and value of options held by the CEO and the named executive officers at fiscal year end.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of securities underlying unexercised options at July 31, 2006 (#) Exercisable/ Unexercisable	Value of unexercised in-the-money options at July 31, 2006(1) ($) Exercisable/ Unexercisable
Anna E. Gluskin	-0-	-0-	1,820,704 / 0	$1,847,607 / 0
Rose C. Perri	-0-	-0-	1,226,752 / 0	$1,053,981 / 0
Mark Fletcher	-0-	-0-	971,726 / 0	$1,014,289 / 0
Gerald Bernstein, M.D.	-0-	-0-	155,159 / 0	$108,000 / 0

(1)	The closing price of Generex’s common stock on The NASDAQ Capital Market on July 31, 2006 was $1.46 per share.

Other Benefit Plans

We have no long-term incentive plans or defined benefit or actuarial pension plans, and have not repriced any options previously granted to the above named officers.

Directors' Compensation; Other Compensation

It is our policy to compensate members of our Board of Directors as follows:

•
Directors who are not officers or employees of Generex receive cash compensation of $10,000 each fiscal quarter and are reimbursed for expenses incurred in connection with attendance at Board and committee meetings.

•
At the discretion of the full Board of Directors, directors who are not officers or employees of Generex may receive stock options to purchase shares of our common stock, par value $0.001 per share, each fiscal year. The number and terms of such options is within the discretion of the full Board of Directors.

•	Directors who are officers or employees of Generex do not receive separate consideration for their service on the Board of Directors.

On May 30, 2006, in consideration of their service on committees of the Board of Directors, each of our non-employee directors, John P. Barratt, Mindy J. Allport-Settle, Brian T. McGee and Peter G. Amanatides, received 150,000 shares of restricted common stock under the Generex Biotechnology Corporation 2006 Stock Plan.

In addition, on May 30, 2006, David E. Wires received 150,000 shares of restricted common stock under the 2006 Plan following his election as a director of Generex on the same date. Mr. Wires is a partner of a law firm that represents us in various matters. The legal fees paid by us to Mr. Wires’ law firm during the last fiscal year are described below under the heading “Certain Relationships and Related Transactions.”

Ms. Gluskin, Ms. Perri and Dr. Bernstein are compensated pursuant to their employment agreements with us. The terms of their employment agreements with us are described below the heading “Agreements with Employees.”

EMPLOYEES

Executive Officers

Information concerning Ms. Gluskin, Generex’s Chairwoman, President and Chief Executive Officer, Ms. Perri, Generex’s Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary, and Dr. Bernstein, Generex’s Vice President of Medical Affairs, is included above in the biographic summaries of the nominees for director under Proposal 1. Information with regard to the remaining executive officer of Generex who is not also a director follows:

Mark Fletcher, Esq. - Age 41 - Mr. Fletcher has served as our Executive Vice President and General Counsel since April 2003. From October 2001 to March 2003, Mr. Fletcher was engaged in the private practice of law as a partner at Goodman and Carr LLP, a leading Toronto law firm. From March 1993 to September 2001, Mr. Fletcher was a partner at Brans, Lehun, Baldwin LLP, a law firm in Toronto. Mr. Fletcher received his LL.B. from the University of Western Ontario in 1989 and was admitted to the Ontario Bar in 1991.

Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors.

Other Key Employees and Consultants

Slava Jarnitskii is our Financial Controller. He began his employment with Generex Pharmaceuticals in September 1996 and has been in the employment of Generex since its acquisition of Generex Pharmaceuticals in October 1997. Before his employment with Generex Pharmaceuticals, Mr. Jarnitskii received a Masters of Business Administration degree from York University in September 1996.

George Markus is our Manager of Regulatory Affairs. Mr. Markus holds a B.Sc. (Honours) in theoretical chemistry from Dalhousie University and an M.Sc. in analytical chemistry from McGill University. He is an instructor at the Academy of Applied Pharmaceutical Sciences in Toronto, Canada. In his more than twenty years in the industry, he has been President & Chief Executive Officer of Consolidated Clinical Research of Canada Inc., a site management organization (SMO) that manages the coordination of clinical research sites, and has worked in Quality Assurance / Special Projects / Clinical Operations and as a Director, Regulatory Affairs for Dimethaid Research Inc. Mr. Markus has also held regulatory affairs positions with Pasteur Merieux Connaught, Biovail Corporation International, Sanofi Winthrop, Genpharm Inc. Pharmaceuticals, and Sandoz Canada Inc.

Dr. Jaime Davidson, MD, FACP, FACE was appointed a consultant Medical Director for Generex in July, 2006. Dr. Davidson is the President of Endocrine and Diabetes Associates of Texas, based at the Medical City Dallas Hospital complex, and a Clinical Associate Professor of Internal Medicine at University of Texas Southwestern Medical Center in Dallas, Texas. Dr. Davidson chaired the Diabetes Consensus Guidelines for the American College of Endocrinology and serves as Director of the Annual Intensive Diabetes, Endocrinology and Metabolic Diseases Course for the University of Southern California Keck School of Medicine. He serves as a council member for the Texas Department of Health Services, appointed by Texas Governor Rick Perry. In 2006, Dr. Davidson was distinguished by the American Association of Clinical Endocrinologists with an award for his contributions to the improvement of endocrine health for under-served populations, and by the American Diabetes Association with the Harold Rifkin MD award for his international contributions in the diabetes field. In the past, he has held positions with the National Diabetes Advisory Board, the National Institutes of Health, the Centers for Disease Control, the Institute of Medicine, and the boards of directors of the American Diabetes Association, the American Association of Clinical Endocrinologists, and the American College of Endocrinology. He served in higher education for a six-year term as a Regent of Midwestern State University in Texas appointed by then Governor George W. Bush. He has also served in the President's Council for Fitness and Sports, chaired the Texas Diabetes Council of the Texas Department of Health for several years where he instituted the Texas Diabetes Algorithm, and under his guidance the Texas Diabetes Institute was established with the University of Texas Health Science Center in San Antonio, Texas. Dr. Davidson's experience in clinical pharmacology began with a Clinical Pharmacology Fellowship at Lilly Laboratories for Clinical Research and it continued with multiple clinical trials. In addition, he was an advisor to the Food and Drug Administration (FDA) on the Endocrinology and Metabolism Advisory Board. Dr. Davidson's Internal Medicine training was completed at Scott and White Hospital (now known as Texas A&M University) and his Endocrinology training at University Of Indiana.

Dr. Eric von Hofe, Ph.D., has been President of Antigen Express since April 2005. He joined Antigen in November 2003 as Vice President of Technology Development of Antigen. He has extensive experience with technology development projects, including his previous positions at Millennium Pharmaceuticals first as Program Director for Target Validation and later as Director of Programs & Operations, Discovery Research. Prior to that, Dr. von Hofe was Director, New Targets at Hybridon, Inc., where he coordinated in-house and collaborative research that critically validated gene targets for novel antisense medicines. Dr. von Hofe also held the position of Assistant Professor of Pharmacology at the University of Massachusetts Medical School, where he received a National Cancer Institute Career Development Award for defining mechanisms by which alkylating carcinogens create cancers. He received his Ph.D. from the University of Southern California in Experimental Pathology and was a postdoctoral fellow at both the University of Zurich and Harvard School of Public Health. His work has been published in twenty-eight articles in peer-reviewed journals, and he has been an inventor on four patents.

Dr. Minzhen Xu is Vice President - Biology of Antigen. Dr. Xu received an M.D. from Shanghai Medical University in China and a Ph.D. in immunology from University of Massachusetts Medical School. He has been with Antigen since its inception and is Generex's chief experimentalist.

Agreements with Employees

On December 9, 2005, upon the recommendation of a majority of the members of the Compensation Committee, our Board of Directors approved the terms and conditions of employment for Anna Gluskin as our President and Chief Executive Officer and Rose Perri as our Chief Financial Officer and Chief Operating Officer. Prior to such date, Ms. Gluskin and Ms. Perri served in such capacities without formal employment agreements with Generex. The material terms of Generex’s employment agreement with each of Ms. Gluskin and Ms. Perri (each of whom is referred to as “Executive” below) are identical except as otherwise noted and are as follows:

●
Each agreement became effective as of January 1, 2006. The initial term of each agreement is five years, subject to the termination provisions described below. Generex or Executive may give notice of non-renewal not less than six months prior to the expiration of the term. If no such notice is given, the term of the agreement will extend indefinitely and will be terminable upon not less than six months’ prior written notice.

●	Each agreement may be terminated:

(a)	by Generex for cause (without any additional payment to Executive);

(b)	automatically upon expiration of the term;

(c)	automatically upon Executive’s death or disability; or

(d)
by Executive upon thirty days’ prior written notice if there is a (i) a material change in duties (other than removal of the title of Chief Financial Officer and the duties associated therewith in the case of Ms. Perri), (ii) a material reduction in Executive’s remuneration, (iii) a material breach of the agreement by Generex, (iv) a change of control of Generex, or (v) a sale of all or substantially all of the property and assets of Generex.

In the event of termination pursuant to clause (b) above as a result of Generex’s notice of non-renewal or pursuant to clause (d) above, Generex will pay Executive an amount equal to the greater of (x) an amount equal to five times Executive’s base annual salary as of the date of termination, which amount will be payable in a lump sum on the date of termination, or (y) $5,000,000, $3,000,000 of which will be payable in a lump sum on the date of termination and $2,000,000 of which will be payable in stock issuable within three business days of the date of termination and valued at the 20-day VWAP as of the close of business on the date of termination. In addition, in such a termination event, Executive will be entitled to participate in and receive benefits for a period of twelve months following termination and will have no duty to mitigate.

●
Executive will be entitled to an annual bonus as determined by Generex’s Compensation Committee in respect of each fiscal year of Generex during the term of the agreement and reimbursement of all reasonable expenses incurred by her in connection with Generex’s business.

●	Executive will be included on any management slate of nominees submitted to Generex’s stockholders for election to the Board of Directors.

●	Each agreement will include standard employee confidentiality, non-competition and non-solicitation covenants.

●
Each of Ms. Gluskin and Ms. Perri will receive her current annual base salary under her respective employment agreement with Generex, which salary may not be reduced during the term of such agreement. Ms. Gluskin’s current annual base salary is $425,000, and Ms. Perri’s is $325,000.

The employment agreements with Ms. Gluskin and Ms. Perri have not yet been memorialized in written agreements.

Mr. Fletcher is compensated through an employment agreement, dated March 17, 2003, between Mr. Fletcher and Generex. Pursuant to the terms of the employment agreement, Mr. Fletcher holds the position of Executive Vice President and General Counsel. The employment agreement provides for Mr. Fletcher's term of service to extend through March 16, 2008, subject to (i) termination without cause by Generex upon 30 days' prior written notice and (ii) for cause by Generex immediately upon the giving of notice. The employment agreement provides that Mr. Fletcher will receive annual base compensation. Under the employment agreement, Mr. Fletcher may receive additional cash bonuses at the discretion of the Board of Directors. Upon entering into the employment agreement Mr. Fletcher received options to purchase 250,000 shares of common stock. On April 5, 2005, our Board of Directors increased the annual base salaries of certain executive officers effective as of August 1, 2004, and Mr. Fletcher’s annual base salary was increased from $130,000 (including guaranteed bonus of $30,000) to $250,000 (with no guaranteed bonus).

Dr. Bernstein is compensated pursuant to his employment agreement with Generex. In April 2002, Generex entered into an employment agreement with Dr. Bernstein, which was subsequently amended in April 2005. The term of the employment agreement commenced April 1, 2002 and, pursuant to the 2005 amendment, extends until March 31, 2008, subject to (i) termination without cause by Dr. Bernstein or Generex upon 90 days' prior written notice and (ii) for cause by Generex immediately upon the giving of notice. Pursuant to the terms of his employment agreement, Dr. Bernstein holds the position of Vice President of Medical Affairs. Dr. Bernstein’s current annual base compensation is $200,000. Under the employment agreement, as amended, Dr. Bernstein is entitled to receive options to purchase 50,000 shares of common stock for each year of employment, but he is no longer entitled to monthly advances against potential cash bonuses in the amount of $2,500. On April 17, 2006, pursuant to the terms of Dr. Bernstein’s employment agreement with Generex in respect of contract year ending March 31, 2006, the Board of Directors granted Dr. Bernstein a warrant to purchase 50,000 shares of Generex common stock. The exercise price of the warrant was $2.66 per share, which represented the average of the closing price of the common stock on the NASDAQ Capital Market for the five trading days ending April 17, 2006. The shares issued upon exercise of the warrant were registered for resale pursuant to a registration statement filed June 26, 2006 with the

SEC. On March 5, 2007, pursuant to the terms of Dr. Bernstein’s employment agreement with Generex in respect of contract year ending March 31, 2007, the Board of Directors granted Dr. Bernstein a warrant to purchase 50,000 shares of Generex common stock. The exercise price of the warrant is equal to the average of the closing price of the common stock on the NASDAQ Capital Market for the five trading days ending March 31, 2007. The shares issued upon exercise of the warrant have not been registered for resale.

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total return on Generex's common stock with cumulative total returns of the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Biotechnology Index for the period commencing July 31, 2001 and ending on July 31, 2006. The graph assumes that $100 was invested on July 31, 2001, in Generex's common stock, the stocks in the NASDAQ Stock Market (U.S. Companies) and the stocks comprising the NASDAQ Biotechnology Index, and that all dividends were reinvested. Generex's common stock began trading on the NASDAQ SmallCap Market (now known as the NASDAQ Capital Market) on June 5, 2003.

CERTAIN TRANSACTIONS

Changes in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in the change in control of Generex.

Certain Relationships and Related Transactions

Review of Related Party Transactions

We presently have a policy requiring approval by stockholders or by a majority of disinterested directors of transactions in which one of our directors has a material interest apart from such director's interest in Generex. We also have a policy requiring the approval by the Audit Committee for any transactions in which a director or an executive officer has a material interest apart from such director's or officer’s interest in Generex.

Related Transactions

Prior to January 1, 1999, a portion of our general and administrative expenses resulted from transactions with affiliated persons, and a number of capital transactions also involved affiliated persons. Although these transactions were not the result of "arms-length" negotiations, we do not believe that this fact had a material impact on our results of operations or financial position. Prior to December 31, 1998, we classified certain payments to executive officers for compensation and expense reimbursements as "Research and Development - related party" and "General and Administrative - related party" because the executive officers received such payments through personal services corporations rather than directly. After December 31, 1998, these payments have been and will continue to be accounted for as though the payments were made directly to the officers, and not as a related party transaction. With the exception of our arrangement with our management company described below, we do not foresee a need for, and therefore do not anticipate, any related party transactions in the current fiscal year.

On May 3, 2001, we advanced $334,300 to each of three senior officers, who are also our stockholders, in exchange for promissory notes. These notes bore interest at 8.5% per annum and were payable in full on May 1, 2002. These notes were guaranteed by a related company owned by these officers and secured by a pledge of 2,500,000 shares of our common stock owned by this related company. On June 3, 2002, our Board of Directors extended the maturity date of the loans to October 1, 2002. The other terms and conditions of the loans and guaranty remained unchanged and in full force and effect. As of July 31, 2002, the balance outstanding on these notes, including accrued interest, was $1,114,084. Pursuant to a decision made by the Compensation Committee as of August 30, 2002, these loans were satisfied through the application of 592,716 shares of pledged stock, at a value of $1.90 per share, which represented the lowest closing price during the sixty days prior to August 30, 2002.

On December 9, 2005, our Board of Directors approved a one-time recompense payment in the aggregate amount of $1,000,000 for each of Ms. Gluskin, our Chairwoman, Chief Executive Officer and President, and Ms. Rose Perri, our Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary, in recognition of the company’s failure to remunerate each of Ms. Gluskin and Ms. Perri in each of the fiscal years ended July 31, 1998, 1999, 2000 and 2001 in a fair and reasonable manner commensurate with comparable industry standards and Ms. Gluskin’s and Ms. Perri’s duties, responsibilities and performance during such years. The payment of such amount to each of Ms. Gluskin and Ms. Perri will be made (a) in cash at such time or times and in such amounts as determined solely by Ms. Gluskin or Ms. Perri, as applicable, and/or (b) in shares of our common stock at such time or times as determined by Ms. Gluskin or Ms. Perri, as applicable, provided that the conversion price for any such shares shall be equal to the average closing price of our common stock on the NASDAQ Capital Market for the 20 successive trading days immediately preceding, but not including, December 9, 2005. The amounts were not paid as of April 20, 2007 with the exception of $415,742.30 that was used by Ms. Perri to repay Note Receivable, Due from Related Party. The amount was due from EBI, Inc., a shareholder of the Company that is controlled by the estate of the Company’s former Chairman of the Board, Mark Perri. The note was not interest bearing, unsecured and did not have any fixed terms of repayment. The note was extended to EBI, Inc. in May 1997.

Real Estate Transactions: On August 7, 2002, we purchased real estate with an aggregate purchase price of approximately $1.6 million from an unaffiliated party. In connection with that transaction, Angara Enterprises, Inc., a licensed real estate broker that is an affiliate of Ms. Gluskin received a commission from the proceeds of the sale to the seller in the amount of 3% of the purchase price, or $45,714. We believe that this is less than the aggregate commission which would have been payable if a commission had been negotiated with an unaffiliated broker on an arm's length basis.

On December 9, 2005, our Board of Directors approved the grant to Ms. Perri of a right of first refusal in respect of any sale, transfer, assignment or other disposition of either or both real properties municipally known as 1740 Sismet Road, Mississauga, Ontario and 98 Stafford Drive, Brampton, Ontario (collectively, the “Properties”). We granted Ms. Perri this right in recognition of the fair market value transfer to us during the fiscal year ended July 31, 1998 by Ms. Perri (or parties related to her) of the Properties.

We utilize a management company to manage all of our real properties. The property management company is owned by Ms. Perri, Ms. Gluskin and the estate of Mark Perri, our former Chairman of the Board. In the fiscal years ended July 31, 2006 and 2005, we paid the management company approximately $46,113 and $44,024, respectively, in management fees.

Legal Fees. David Wires, one of our directors, is a partner of the firm Wires Jolley LLP. Wires Jolley represents us in various matters. During fiscal 2006, we paid approximately $85,000 in fees to Wires Jolley. We continue to use Wires Jolley and expect to pay legal fees in similar amounts to the firm in fiscal 2007.

Consulting Fees. Peter Amanatides, one of our directors, is the Senior Vice-President & Chief Operating Officer of PharmaLogika, Inc., a private consulting firm in the pharmaceuticals regulatory field. During fiscal year 2006, Generex paid $150,000 in fees to PharmaLogika for services rendered. Subsequently, in fiscal 2007, we paid an additional $100,000 in fees to PharmaLogika for services rendered and owe a balance of $50,000. We do not expect to pay any further fees to PharmaLogika going forward. Mr. Amanatides is neither a director nor a shareholder of PharmaLogika.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table on the following pages sets forth information regarding the beneficial ownership of the common stock by:

•	Our executive officers and directors;

•	All directors and executive officers as a group; and

•	Each person known to us to beneficially own more than 5% of our outstanding shares of common stock.

The information contained in these tables is as of April 20, 2007. At that date, we had 108,247,742 shares of common stock outstanding.

We have redeemed our 1,000 shares of Special Voting Rights Preferred Stock as of April 5, 2007 for the aggregate redemption price of $100.

A person is deemed to be a beneficial owner of shares if he has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by SEC rules to beneficially own shares underlying options or warrants that are presently exercisable or that will become exercisable within sixty (60) days.

Except as otherwise indicated, the address of each person named in the table below is c/o Generex Biotechnology Corporation, 33 Harbour Square, Suite 202, Toronto, Canada M5J 2G2.

Beneficial Ownership

Name of Beneficial Owner	Number of Shares	Percent of Class

(i) Directors and Executive Officers

Peter G. Amanatides (1)	251,000	*
John P. Barratt (2)	495,714	*
Gerald Bernstein, M.D. (3)	253,419	*
Mark Fletcher (4)	985,086	1.0%
Anna E. Gluskin (5)	2,790,998	2.6%
Rose C. Perri (6)	5,331,554	4.9%
Mindy J. Allport-Settle (7)	323,100	*
Brian T. McGee (8)	455,714	*
David E. Wires (9)	171,839	*
Nola Masterson	0	*
Officers and Directors as a group (10 persons)	11,057,974	10.2%

(ii) Other Beneficial Owners (and their addresses)
EBI, Inc. In Trust(10) c/o Miller & Simons First Floor, Butterfield Square P.O. Box 260 Providencials Turks and Caicos Islands British West Indies	1,441,496	1.3%
GHI, Inc. In Trust (11) c/o Miller & Simons First Floor, Butterfield Square P.O. Box 260 Providencials Turks and Caicos Islands British West Indies	1,907,334	1.8%

*	Less than 1%.

(1)
Includes 100,000 shares issuable upon exercise of stock options granted on April 5, 2005 under the 2001 Plan, 1,000 shares purchased on August 5, 2005 and 150,000 shares of restricted stock awarded on May 30, 2006 under the 2006 Plan.

(2)
Includes 70,000 shares issuable upon exercise of stock options granted on March 19, 2003, 70,000 shares issuable upon exercise of stock options granted on October 30, 2003, 70,000 shares issuable upon stock options granted on October 26, 2004, 100,000 shares issuable upon exercise of stock options granted on April 5, 2005 under the 2001 Plan, 35,714 shares issuable upon exercise of stock options granted on April 5, 2005 under the 2001 Plan received in lieu of cash compensation and 150,000 shares of restricted stock awarded on May 30, 2006 under the 2006 Plan.

(3)
Includes 3,469 shares held by Dr. Bernstein, 50,000 shares issuable upon exercise of stock options granted in November 2002, and 100,000 shares issuable upon exercise of stock options granted on April 5, 2005 under the 2001 Plan and pursuant to Dr. Bernstein's employment agreement with Generex. Also includes 50,000 shares issuable upon exercise of a warrant issued on April 17, 2006 pursuant to Dr. Bernstein’s employment agreement with Generex. Also includes 50,000 shares issuable upon exercise of a warrant issued on April 2, 2007 pursuant to Dr. Bernstein’s employment agreement with Generex.

(4)
Includes 13,360 shares, 250,000 shares issuable upon the exercise of stock options granted on March 19, 2003 with an effective date as of April 21, 2003, 250,000 shares issuable upon the exercise of stock options granted on April 5, 2005 with an effective date of December 13, 2004, 470,726 shares issuable upon exercise of stock options granted on April 5, 2005 under the 2001 Plan, 1,000 shares issuable upon exercise of stock options granted on January 21, 2001 under Generex's 2000 Stock Option Plan.

(5)
Includes 16,127 shares held by Ms. Gluskin, 953,667 shares owned of record by GHI, Inc. that are beneficially owned by Ms. Gluskin, 450,000 shares issuable upon exercise of stock options granted under the 2001 Plan, 250,000 shares issuable upon exercise of stock options granted on April 5, 2005 with an effective date of December 13, 2004 under the 2001 Plan, 1,120,704 shares issuable upon exercise of stock options granted on April 5, 2005 under the 2001 Plan.

(6)
Includes 204,726 shares held by Ms. Perri, 953,667 shares owned of record by GHI, Inc. that are beneficially owned by Ms. Perri, 400,000 shares issuable upon exercise of stock options granted under the 2001 Plan, 250,000 shares issuable upon exercise of stock options granted on April 5, 2005 with an effective date of December 13, 2004 under 2001 Plan, 576,752 shares issuable upon exercise of stock options granted on April 5, 2005 under the 2001 Plan. Also includes the shares and options that are owned by the estate of Mr. Mark Perri, of which Ms. Perri is executor and beneficiary, but is not considered to beneficially own for some purposes: 45,914 shares previously owned of record by Mr. Mark Perri; 1,100,000 shares owned of record by EBI, Inc. (of which Mr. Mark Perri was beneficial owner); 305,332 shares held of record by brokerage accounts and options for 200,000 shares which survived Mr. Perri's death. Also includes 341,496 shares owned of record by EBI, Inc., which Ms. Perri may be deemed to beneficially own because of the power to vote the shares but which are beneficially owned by other stockholders because they are entitled to the economic benefits of the shares. Ms. Perri is also deemed to beneficially own an additional 953,667 shares owned of record by GHI, Inc. by holding the right to vote such shares. These shares are also beneficially owned by Ms. Gluskin.

(7)
Includes 70,000 shares issuable upon exercise of stock options granted on October 26, 2004, 100,000 shares issuable upon exercise of stock options granted on April 5, 2005 under the 2001 Plan and 150,000 shares of restricted stock awarded on May 30, 2006 under the 2006 Plan. Also includes 3,100 shares acquired in March 2006.

(8)
Includes 70,000 shares issuable upon exercise of stock options granted on October 26, 2004, 100,000 shares issuable upon exercise of stock options granted on April 5, 2005 under the 2001 Plan, 35,714 shares issuable upon exercise of stock options granted on April 5, 2005 under the 2001 Plan received in lieu of cash compensation, and 150,000 shares of restricted stock awarded on May 30, 2006 under the 2006 Plan. Also includes 100,000 shares acquired in February and March 2006.

(9)
Includes 150,000 shares of restricted stock awarded on May 30, 2006 under the 2006 Plan following Mr. Wires’ election as a director of Generex on the same date. Also includes 14,300 shares held in a registered retirement savings plan beneficially owned by Mr. Wires, as well as 7,539 shares held by a limited liability partnership of which Mr. Wires disclaims beneficial ownership except to the extent of his pecuniary interest.

(10)
All of these shares were previously beneficially owned by Mr. Mark Perri but are now deemed to be beneficially owned by Ms. Perri because she has the sole power to vote the shares. With respect to 1,100,000 of the shares owned of record by EBI, Inc., Ms. Perri also has investment power and otherwise is entitled to the economic benefits of ownership.

(11)
Ms. Gluskin and Ms. Perri each own beneficially 953,667 of the shares owned of record by GHI, Inc. by reason of their ownership of investment power and other economic benefits associated with such shares. The shares beneficially owned by Ms. Gluskin also are deemed to be beneficially owned by Ms. Perri because she has the sole power to vote the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Generex's directors and executive officers, and any persons who own more than ten percent of Generex's common stock, file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Generex. Such persons are required by SEC regulations to furnish Generex with copies of all such reports that they file. To the knowledge of Generex, based upon its review of these reports, all Section 16 reports required to be filed by its directors and executive officers during the fiscal year ended July 31, 2006 were filed on a timely basis, with the exception of the following reports. The Statement of Changes in Beneficial Ownership of Securities on Form 4 filed by Gerald Bernstein on June 12, 2006 was filed late. This Form 4 disclosed the issuance to Mr. Bernstein on April 17, 2006 of warrants to purchase 50,000 shares of Generex’s common stock pursuant to the terms of his employment agreement with Generex. The April 17, 2006 warrant issuance to Mr. Bernstein was disclosed on a timely basis in Generex’s Quarterly Report on Form 10-Q filed with the SEC on June 14, 2006.

OTHER INFORMATION

Annual Report

Generex has enclosed its Annual Report for the year ended July 31, 2006, with this proxy statement, which includes Generex's Annual Report to the SEC on Form 10-K for the fiscal year ended July 31, 2006, without exhibits. Stockholders are referred to the report for financial and other information about Generex, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

Stockholder Proposals for the Next Annual Meeting

Any proposals of stockholders intended to be presented at the 2008 annual meeting of stockholders must be received by Generex at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2, no later than January 5, 2008 in order to be included in the proxy materials and form of proxy relating to such meeting. It is suggested that stockholders submit any proposals by an internationally recognized overnight delivery service to the Secretary of Generex at its principal executive offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2. Such proposal must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy materials for such meeting. The annual meeting for the fiscal year ended July 31, 2007 is scheduled to take place in May 2008.

For business to be properly brought before the 2008 annual meeting by a stockholder in a form other than a stockholder proposal requested to be included in Generex’s proxy materials, any stockholder who wishes to bring such business before the annual meeting of stockholders must give notice of such business in writing to the Secretary of Generex not less than 60 nor more than 90 days prior to the annual meeting. In the event that less than 70 days notice or prior disclosure of the date of the meeting is given or made to stockholders, notice of such business to be timely must be received by the Secretary of Generex not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The stockholder's notice of such business must provide information about the stockholder proposing such business and the nature the business, as required by Generex's Amended and Restated Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to the Secretary at the principal offices of Generex located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2.

If there should be any change in the foregoing submission deadlines, Generex intends to publicly disseminate information concerning the change.

GENEREX BIOTECHNOLOGY CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
MAY 29, 2007

The undersigned stockholder of Generex Biotechnology Corporation (“Generex”) hereby appoints Anna E. Gluskin, Rose C. Perri and Mark A. Fletcher, and each of them with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of Generex held of record by the undersigned on April 20, 2007, at the annual meeting of stockholders of Generex to be held on May 29, 2007 (the "Annual Meeting") at 10:00 a.m. (local time) at the Terrence Donnelly Centre for Cellular and Biomolecular Research, University of Toronto, 160 College Street, Toronto, Ontario, Canada and any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED.
IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS RELATING TO THE ANNUAL MEETING.

Item 1. To elect as directors, to hold office until the next meeting of stockholders and until their successors are elected, the seven (7) nominees listed below:

NOMINEES:	01. Anna E. Gluskin	02. Rose C. Perri	03. Gerald Bernstein, M.D.
	04. John P. Barratt	05. Brian T. McGee	06. Peter G. Amanatides
07. Nola E. Masterson.

☐ FOR ALL NOMINEES	☐ WITHHOLD ALL NOMINEES	☐ _____________________________
For all nominees
except as noted
above

Item 2. To ratify the appointment of Danziger & Hochman, Chartered Accountants as Generex’s independent public accountants for the fiscal year ending July 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

Signature:

Signature:

Date:

PLEASE MARK, SIGN AND DATE THIS PROXY
AND RETURN IT PROMPTLY WHETHER YOU
PLAN TO ATTEND THE MEETING OR NOT. IF
YOU DO ATTEND, YOU MAY VOTE IN PERSON
IF YOU DESIRE.